EXHIBIT 10.13

FORM OF

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of , 2021 by and between Flagship Solutions, LLC, a Florida limited liability company (“Flagship”), and Mark Wyllie, an individual (the “Executive”). Flagship and the Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

A.	The Executive has served as the Chief Executive Officer of Flagship.

B.                    Data Storage Corporation, a Nevada corporation (the “Parent Company”), Data Storage FL, LLC, a Florida limited liability company and wholly-owned subsidiary of the Parent Company (“Merger Sub”), Flagship and the equity holders of Flagship have entered into that certain Agreement and Plan of Merger, dated as of January , 2021 (the “Merger Agreement”), pursuant to which the Parent Company is acquiring Flagship through the merger of Merger Sub with and into Flagship in which Flagship will be the surviving company of such merger and will thereby become a wholly-owned subsidiary of the Parent Company on the terms and conditions set forth therein. Any capitalized terms used but not defined herein have the respective meanings set forth in the Merger Agreement.

C.                    Flagship desires to employ the Executive after the Closing under the Merger Agreement, and the Executive desires to accept such employment with Flagship, in each case upon the terms and conditions set forth herein.

Agreement:

1.	Employment.

(a)                            Flagship hereby agrees to employ the Executive as the Chief Executive Officer of Flagship, along with such other positions with Flagship or its affiliates as are designated from time to time by Flagship’s board of managers (the “Flagship Board”), and the Executive hereby agrees to serve in such capacities.

(b)                           The Executive promises that, during the Term, he shall dedicate his full business time, attention and energies to his employment with Flagship. The Executive will manage the business affairs of Flagship and perform the duties typically assigned to the chief executive officer of a similarly situated company in Flagship’s industry, along with any other positions that he may hold with Flagship or its affiliates, as provided above. The Executive shall also perform such other reasonable duties as may hereafter be assigned to him by the Flagship Board or the board of directors of the Parent Company (the “Parent Company Board”), consistent with his abilities and position as Chief Executive Officer of Flagship. Without limiting the generality of the foregoing, the Executive will be directly responsible for the day-to-day leadership, sales, marketing, operations and management of Flagship in order to develop new opportunities, nurture client relationships, retain business and support existing Flagship opportunities, implementing Flagship’s business plan and budget, it being agreed that, consistent with the Parent Company’s practices with its other subsidiaries, Flagship’s controller will: (i) report directly to the Parent Company’s CFO to ensure required internal controls are maintained; and (ii) support all efforts of the Executive in his role as Chief Executive Officer of Flagship hereunder and be a member of Flagship’s senior staff. The Executive shall, on an annual basis, commencing with Flagship’s 2021 fiscal year, prepare a draft annual business plan and budget for Flagship for review by Flagship Board and the Parent Company Board, the fiscal year 2021 version of which shall be reviewed at the first board meeting occurring after the date hereof and the versions for subsequent fiscal years shall occur at the board meeting occurring in the December of the fiscal year prior to such subsequent fiscal year. Flagship’s implementation of its annual business plan and budget shall be measured and assessed by Flagship Board and the Parent Company Board in monthly financial and operating reviews of Flagship.

(c)                            The Executive will report to the then-current Chief Executive Officer of the Parent Company and carry out the decisions and otherwise abide by and enforce the rules and policies of Flagship and the other Flagship/Parent Company Affiliates (as defined below).

(d)                           The Executive will not engage in any other employment during the term of this Agreement, nor shall he engage in self-employed activities.

(e)                            During the Term, the Parent Company shall take all steps required to ensure that the Executive is elected or designated as a member of the Parent Company’s Board of Directors and the Flagship Board. Upon termination or expiration of the Term, as requested by the Parent Company, the Executive shall resign from the Parent Company Board.

2.                      Term. The term of this Agreement shall start on the Effective Date and end on the three (3) year anniversary of the Effective Date, which will be automatically extended for additional one (1) year terms thereafter unless terminated by Flagship or the Executive by written notice to the other Party not later than ninety (90) days prior to the end of the initial term or any extension term, as applicable, subject in all events to early termination pursuant to Section 4 (as so extended or terminated, the “Term”). However, the provisions of Sections 5, 6 and 7 shall continue in force in accordance with the provisions therein and shall survive the expiration or termination of the Term and this Agreement.

3.	Compensation.

(a)                            The Executive’s annual base salary shall be one hundred and seventy thousand dollars ($170,000) per year (the “Annual Base Salary”), which shall be paid by Flagship to the Executive in accordance with Flagship’s customary payroll practices, subject to customary withholding as required by applicable law.

(b)                           During the Term, the Executive shall be entitled to receive: (i) management bonuses comprised of twenty-five percent (25%) of Flagship’s net income available in free cash flow as determined in accordance with GAAP for each calendar quarter during the Term, which shall be calculated and paid to the Executive promptly after completion of the applicable calendar quarter, subject to customary withholding as required by applicable law (“Management Bonuses”); provided, however, that, for the avoidance of doubt: (A) the first of the Management Bonuses will be paid promptly after completion of the first calendar quarter after the date of this Agreement, and (B) Management Bonuses shall be calculated and be subject to true-up as described on Exhibit A hereto; and (ii) such additional compensation as may be granted to the Executive by the Flagship Board or the Parent Company Board, in their sole discretion.

(c)                            During the Term, the Executive shall be entitled to receive, subject to approval by the Parent Company Board, stock options of the Parent Company: (i) commensurate with the Executive’s position and performance, and (ii) reflective of the executive compensation plans that the Parent Company has in place with its other subsidiaries of similar size to Flagship.

(d)                           The Executive shall be eligible to participate in such pension, life insurance, health insurance, disability insurance and other benefit plans, if any, which the Parent Company may from time to time make available to similar-level executives. Without limiting the generality of the foregoing, Flagship shall, during the Term, maintain at least four hundred thousand dollars ($400,000) of life insurance with respect to the Executive.

(e)                            The Executive shall be entitled to four (4) weeks of paid vacation during each one (1) year period of his employment by Flagship, which vacation time shall be taken at such time or times in each such one (1) year period so as not to materially and adversely interfere with the performance of his responsibilities under this Agreement, it being agreed that any unused vacation days will not be carried over from year to year but will instead be forfeited. No payment shall be made with respect to unused vacation days upon termination of the Executive’s employment.

(f)                             The Executive’s employment with Flagship shall in all respects be subject to the Flagship employee handbook.

(g)                           The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of Flagship as in effect from time to time. Reimbursement of any business expenses for one time travel and entertainment over five thousand dollars ($5,000) require approval by the Parent Company in accordance with the Parent Company’s expense reimbursement policy currently in place for all executives.

(h)                           The Executive and his legal, accounting and financial representatives shall be entitled, upon at least five (5) days’ prior written notice to Flagship and the Parent Company and during regular business hours, to inspect and copy all documents and records (including any financial statements and notes thereto) of Flagship or the Parent Company that reasonably related to the calculation of any element of the Executive’s compensation hereunder, including any Management Bonuses, it being agreed that any such information provided to the Executive or any of his legal, accounting or financial representatives shall be ‘Flagship/Parent Company Confidential Information subject to the restrictions on use and disclosure set forth in Section 5. If any dispute arises regarding any Management Bonus, Special Post-Closing Management Bonus, the amount of any termination or other payments made under Section 4(a), or any other economic or financial terms of this Agreement that has not been resolved by the Parties within fifteen (15) days, the Parties shall jointly engage the Independent Accountants under the Merger Agreement the “Independent Accountants”) and submit the disputed items to the Independent Accountants for resolution and the time period that would otherwise apply for payment thereof under this Agreement shall be delayed until such time as such resolution occurs. The Independent Accountants shall act as experts and not arbiters and shall determine only those items being disputed by the Parties as of the time of engagement. All Parties shall reasonably cooperate, at their own cost and expense, with the Independent Accountants and the Independent Accountants shall have access to all records and documents, including financial statements, that the Independent Accountants determine are reasonably required or desired to perform their duties under this Section 3(h). The Independent Accountants shall, within thirty (30) days after their engagement, provide to the Parties a written report (the “Independent Accountant’s Report”) setting forth their resolution of the disputed items, which shall be final and binding on the Parties. The fees and expenses of the Independent Accountants incurred in connection with the resolution of any dispute pursuant to this Section 3(h) shall be borne by Flagship and the Parent Company, on the one hand, or by the Executive, on the other hand, based on whether the Independent Accountants’ resolution of the disputed items, as set forth in the Independent Accountant’s Report, is in accordance with the position taken by the Executive, on the one hand, or by Flagship and the Parent Company, on the other hand (as applicable), with such fees and expenses to be paid by Flagship and the Parent Company, on the one hand, or the Executive, on the other hand, to the Independent Accountants within thirty (30) days after the Independent Accountants’ resolution of the disputed items. For further clarity: (i) if the Executive disputes positions taken by Flagship and the Parent Company and the Independent Accountants agree with the positions taken by Flagship and the Parent Company, rather than agreeing with the positions taken by the Executive, then the Independent Accountants’ fees and expenses will be paid by the Executive, and (ii) conversely, if Flagship and the Parent Company dispute positions taken by the Executive and the Independent Accountants agree with the positions taken by the Executive, rather than agreeing with the positions taken by Flagship and the Parent Company, then the Independent Accountants’ fees and expenses will be paid by Flagship and the Parent Company.

4.	Termination of Employment and Severance Pay.

(a)                            Termination of Employment by the Executive. Notwithstanding anything to the contrary in Section 2 (Term), the Executive may terminate his employment with Flagship under this Agreement and the Term hereunder either with or without Good Reason as follows:

(i)	Termination by the Executive for Good Reason. In the event of any:

(A) reduction by Flagship of the Executive's Annual Base Salary; (B) material diminution by Flagship in the Executive's authority, duties, or responsibilities from those specified in Section 2; (C) change by Flagship of the principal location at which the Executive is required to perform his duties for Flagship to a new location that is at least forty (40) miles from Flagship’s offices located at Boca Raton, FL; (D) other material breach of this Agreement by Flagship that has not been cured within fifteen (15) days after written notice thereof has been provided by the Executive to Flagship and the Parent Company (each, “Good Reason”), the Executive may terminate his employment with Flagship and the Term hereunder by providing written notice thereof to Flagship, which shall describe in reasonable detail the basis for such Good Reason termination. In the event of termination by the Executive of his employment with Flagship for Good Reason, the Executive shall receive the following compensation from Flagship in connection with such termination:

(A)                his Annual Base Salary through the expiration of the initial Term payable in accordance with Flagship’s payroll practices and subject to withholding in accordance with applicable law; provided, however, that the Executive’s right to receive such post-termination Annual Base Salary payments shall be subject to the Executive executing and delivering to Flagship a release in the form attached hereto as Exhibit B (the “Release”) and not revoking such Release during the seven (7) day period after such execution and delivery;

(B)                any reimbursable expenses for which the Executive has not yet been reimbursed by Flagship as of the date of termination; and

(C)                any other rights and vested benefits (if any) provided under employee benefit plans and programs of Flagship, determined in accordance with the applicable terms and provisions of such plans and programs.

(ii)    Termination by the Executive without Good Reason. In the event of termination by the Executive of his employment with Flagship without Good Reason, the Executive shall receive the following compensation from Flagship in connection with such termination:

(A)                his Annual Base Salary through the date of termination, payable in accordance with Flagship’s payroll practices and subject to withholding in accordance with applicable law;

(B)                any reimbursable expenses for which the Executive has not yet been reimbursed by Flagship as of the date of termination; and

(C)                any other rights and vested benefits (if any) provided under employee benefit plans and programs of Flagship, determined in accordance with the applicable terms and provisions of such plans and programs.

(b)                           Termination of Employment by Flagship. Notwithstanding anything to the contrary in Section 2 (Term), Flagship may terminate the Executive’s employment with Flagship under this Agreement and the Term hereunder either with or without Cause as follows:

(i)    Termination by Flagship for Cause. In the event of: (A) the Executive’s gross misconduct or intentional failure to comply with any lawful direction of the Flagship Board or the Parent Company Board consistent with his duties hereunder that, to the extent curable, has not been cured by the Executive within fifteen (15) days after written notice thereof has been provided by Flagship and the Parent Company to the Executive; (B) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by Executive to, any crime involving moral turpitude or any felony; (C) conduct by the Executive that brings Flagship or any other Flagship/Parent Company Affiliate into substantial public disgrace or disrepute; (D) the Executive’s commission of an act of fraud, embezzlement or conversion of property related to Flagship or any other Flagship/Parent Company Affiliate or any of their respective customers or suppliers; or (E) other material breach of this Agreement by the Executive that, to the extent curable, has not been cured within fifteen (15) days after written notice thereof has been provided by Flagship and the Parent Company to the Executive (each, “Cause”), Flagship may terminate the Executive’s employment with Flagship and the Term hereunder by providing written notice thereof to the Executive, which shall describe in reasonable detail the basis for such for-Cause termination. In the event of termination of the Executive’s employment with Flagship for Cause, the Executive shall receive the following compensation from Flagship in connection with such termination:

(A)                his Annual Base Salary through the date of termination, payable in accordance with Flagship’s payroll practices and subject to withholding in accordance with applicable law;

(B)                any reimbursable expenses for which the Executive has not yet been reimbursed by Flagship as of the date of termination; and

(C)                any other rights and vested benefits (if any) provided under employee benefit plans and programs of Flagship, determined in accordance with the applicable terms and provisions of such plans and programs.

(ii)    Termination by Flagship Without Cause. In the event of termination of the Executive’s employment by Flagship without Cause, the Executive shall receive the following compensation from Flagship in connection with such termination:

(A)                his Annual Base Salary through the expiration of the initial Term, payable in accordance with Flagship’s payroll practices and subject to withholding in accordance with applicable law; provided, however, that the Executive’s right to receive such post-termination Annual Base Salary payments shall be subject to the Executive executing and delivering to Flagship the Release and not revoking such Release during the seven (7) day period after such execution and delivery;

(B)                any reimbursable expenses for which the Executive has not yet been reimbursed by Flagship as of the date of termination; and

(C)                any other rights and vested benefits (if any) provided under employee benefit plans and programs of Flagship, determined in accordance with the applicable terms and provisions of such plans and programs.

(c)                            Termination of Employment Upon Executive’s Death or Disability. Notwithstanding anything to the contrary in Section 2 (Term), Flagship may terminate the Executive’s employment with Flagship under this Agreement and the Term hereunder upon the Executive’s death or Disability as follows:

(i)    Termination Upon Death. In the event of termination by Flagship of the Executive’s employment with Flagship upon his death, the Executive’s estate shall receive the following compensation from Flagship in connection with such termination:

(A)                his Annual Base Salary through the date of termination and for twelve (12) months after the date of termination, payable in accordance with Flagship’s payroll practices and subject to withholding in accordance with applicable law;

(B)                any reimbursable expenses for which the Executive has not yet been reimbursed by Flagship as of the date of termination; and

(C)                any other rights and vested benefits (if any) provided under employee benefit plans and programs of Flagship, determined in accordance with the applicable terms and provisions of such plans and programs, including the proceeds of any insurance policies maintained by Flagship upon the life of the Executive (including the life insurance policy referenced in Section 3(d)), payable in accordance with the terms and conditions of such policies.

(ii)    Termination Upon Disability. In the event of termination by Flagship of the Executive’s employment with Flagship upon the Executive’s incapacity or inability to perform his duties and responsibilities as contemplated under this Agreement without reasonable accommodation in accordance with the Americans with Disabilities Act for one hundred twenty (120) consecutive days, or for more than one hundred twenty (120) days within any one (1) year period (cumulative or consecutive), in each case due to impairment to his physical or mental health (a “Disability”), the Executive or his personal representatives shall receive the following compensation from Flagship in connection with such termination:

(A)                his Annual Base Salary through the date of termination and for twelve (12) months after the date of termination, payable in accordance with Flagship’s payroll practices and subject to withholding in accordance with applicable law;

(B)                any reimbursable expenses for which the Executive has not yet been reimbursed by Flagship as of the date of termination; and

(C)                any other rights and vested benefits (if any) provided under employee benefit plans and programs of Flagship, determined in accordance with the applicable terms and provisions of such plans and programs, including the proceeds of any disability insurance policies maintained by Flagship upon the Executive, payable in accordance with the terms and conditions of such policies.

(d)                           Special Post-Closing Management Bonuses Upon Certain Termination Events. Notwithstanding any other provision of this Agreement or otherwise, if the Executive’s employment by Flagship is terminated under Section 4(a)(i) (termination by Flagship without Cause), Section 4(b)(ii) (termination by the Executive for Good Reason), Section 4(c)(i) (termination upon death), or Section 4(c)(ii) (termination upon Disability), Flagship will pay quarterly Management Bonuses to the Executive or his estate or legal representatives (as applicable), as provided in this Section 4(d) (the “Special Post-Closing Management Bonuses”), in four (4) equal installments paid promptly after the end of each of the four (4) calendar quarters following the effective date of such termination (the “Effective Termination Date”). The amount of each Special Post-Closing Management Bonus will be equal to the amount of the most recent quarterly Management Bonus paid by Flagship to the Executive prior to the Effective Termination Date, which shall be calculated in accordance with Section 3(b)(i) and Exhibit A. Like the Management Bonuses, the Special Post-Closing Management Bonuses will be subject to true-up pursuant to the second paragraph of Exhibit A. Special Post-Closing Management Bonuses will be paid by Flagship to the Executive by wire transfer of immediately available funds in accordance with Flagship’s customary payroll practices, subject to customary withholding as required by applicable law, but will not otherwise be subject to set-off or deduction. Notwithstanding anything to the contrary herein, the Executive’s right to receive Special Post-Closing Management Bonuses shall be subject to the Executive executing and delivering to Flagship the Release and not revoking such Release during the seven (7) day period after such execution and delivery.

5.	Confidential Information.

(a)                            The Executive agrees that during and after his employment with Flagship, he will hold in the strictest confidence, and will not use (except for the benefit of Flagship, the Parent Company or any of the Parent Company’s affiliates (collectively, “Flagship/Parent Company Affiliates”)) or disclose to any person, firm, or corporation any Flagship/Parent Company Confidential Information (as defined below), except as necessary in carrying out his work for Flagship. The Executive understands that his unauthorized use or disclosure of Flagship/Parent Company Confidential Information during his employment may lead to disciplinary action, up to and including termination of his employment in accordance with the terms and conditions set forth in this Agreement and legal action by Flagship/Parent Company Affiliates. The Executive understands that “Flagship/Parent Company Confidential Information” means any non-public information that relates to the actual or anticipated business, research or development of Flagship/Parent Company Affiliates or to technical data, trade secrets, or know- how, including research, product plans, or other information regarding Flagship/Parent Company Affiliates’ products or services and markets therefor, customer lists and customers (including customers of Flagship/Parent Company Affiliates on which the Executive called or with which he may become acquainted during the term of his employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information; provided, however, Flagship/Parent Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of the Executive or, to the extent known by the Executive, of others. The Executive understands that nothing in this Agreement is intended to limit his right to discuss the terms, wages, and working conditions of his employment as an executive of Flagship hereunder, as protected by applicable law.

(b)                           The Executive recognizes that Flagship/Parent Company Affiliates may have received, and in the future may receive, from third parties associated with Flagship (e.g., Flagship’s customers, suppliers, licensors, licensees, partners, or collaborators) (collectively, “Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between Flagship/Parent Company Affiliates and such Associated Third Parties. The Executive agrees at all times during his employment with Flagship and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out his work for Flagship consistent with Flagship’s agreement with such Associated Third Parties. The Executive further agrees to comply with any and all Flagship/Parent Company Affiliates’ policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. The Executive understands that his unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Flagship/Parent Company Affiliates’ policies and guidelines during his employment may lead to disciplinary action, up to and including termination of his employment in accordance with the terms and conditions set forth in this Agreement and legal action by Flagship. The Executive also consents to an exit interview to confirm his compliance with this Section 5, if requested by Flagship.

(c)                            Upon termination of his employment with Flagship, the Executive will promptly deliver to Flagship, and will not keep in his possession, recreate, or deliver to anyone else, any and all Flagship property, including Flagship/Parent Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to Flagship (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Flagship credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by him pursuant to his employment with Flagship, obtained by him in connection with his employment with Flagship, or otherwise belonging to Flagship, its successors, or assigns.

6.                      Intellectual Property Rights. Any and all concepts, improvements, computer software, articles, pamphlets, brochures, marketing plans, or other information (collectively, “Developments”) which the Executive discovers, edits or develops during the Term of his employment, which relates to or is useful in connection with the business of Flagship/Parent Company Affiliates, shall be deemed work for hire and shall be the sole and exclusive property of the applicable Flagship/Parent Company Affiliate. The Executive hereby assigns, transfers and conveys to Flagship all right, title and interest in, and to all such Developments. The Executive shall make full disclosure thereof to Flagship and shall do such acts and deliver all such instruments as Flagship shall reasonably require of Executive, at Flagship’s expense, to effect such ownership and to enable Flagship to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark, registrations or copyrights under United States or foreign law with respect to such Developments or to obtain any extension, valid action, reissuance, continuance or renewal of any such patent, trademark or copyright.

7.	Non-Competition; Non-Solicitation; Non-Disparagement.

(a)                            As additional consideration to Flagship for entering this Agreement, the Executive covenants that during the Restricted Period (as defined below), he shall not:

(i)    Compete against any Flagship/Parent Company Affiliate, either directly or indirectly, by taking employment, gratuitously assisting or serving as an independent contractor, consultant, partner, director or officer with a competitor of any Flagship/Parent Company Affiliate, or starting his own business that would compete directly or indirectly with any Flagship/Parent Company Affiliate, or have a material interest in any business, corporation, partnership, limited liability company or other business entity which competes directly or indirectly with any Flagship/Parent Company Affiliate. For the purpose of defining and enforcing this covenant, the competitors of Flagship/Parent Company Affiliates will be measured as of termination of the Executive’s employment with Flagship, based on the then-existing market area of the Flagship/Parent Company Affiliates.

(ii)    Solicit or encourage, or attempt to solicit or encourage, any current customer or vendor of any Flagship/Parent Company Affiliate to do business with any person or entity in competition with any Flagship/Parent Company Affiliate or to reduce the amount of business which any such customer or vendor has customarily done or contemplates doing with any Flagship/Parent Company Affiliate, whether or not the relationship between any Flagship/Parent Company Affiliate and such customer or vendor was originally established in whole or in part through the Executive’s efforts.

(iii)    Solicit or encourage, or attempt to solicit or encourage, any employee of any Flagship/Parent Company Affiliate, whether as an officer, employee, consultant, agent or independent contractor, or any person who was so employed or engaged at any time during the six (6) month period prior to the date of the Executive’s solicitation, to leave his or her employment with such Flagship/Parent Company Affiliate, to cease providing services to Flagship/Parent Company Affiliates, or to accept employment with any other person or entity; provided however, that general solicitations not specifically targeted to employees of Flagship/Parent Company Affiliates shall not constitute a breach of this Section 7(a)(iii).

(iv)    Make any false or defamatory statement about any Flagship/Parent Company Affiliate.

(b)                           The covenants in this Section 7 shall apply during the Term of the Executive’s employment with Flagship and for two (2) years after the expiration or termination of the Term for any reason (including, for the avoidance of doubt, any early termination of the Term pursuant to Section 4)) (the “Restricted Period”). However, in the event of a breach by the Executive of any of the covenants in this Section 7, the term of the Restricted Period with respect to such covenant will be extended by the period of the duration of such breach.

(c)                            The Executive acknowledges and agrees that his compliance with Sections 5, 6 and 7 of this Agreement is an integral part of the consideration to be received by Flagship and is necessary to protect the equity value, business and goodwill and other proprietary interests of the Flagship/Parent Company Affiliates and the relevant public policy and legal aspects of such provisions have been discussed with him and that every effort has been made to limit the restrictions placed upon Executive to those that are reasonable and necessary to protect the legitimate interests of the Flagship/Parent Company Affiliates. The Executive acknowledges that, based upon his education, experience, and training, Sections 5, 6 and 7 of this Agreement will not prevent the Executive from earning a livelihood and supporting the Executive and his family during the relevant time period.

(d)                           If any of the restrictions set forth in Section 5, 6 or 7 of this Agreement is found by any court of competent jurisdiction to be illegal, invalid or unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, or is otherwise illegal, invalid or unenforceable for any reason, such court is hereby expressly authorized to modify this Agreement or to interpret this Agreement to extend only over the maximum period of time, range of activities, or geographic areas as to which it may be legal, valid and enforceable and, if this Agreement cannot be so modified or interpreted, such illegal, invalid or unenforceable provision shall be deemed excised from this Agreement. The illegality, invalidity or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

8.                      Notices. All notices or communications required by or bearing upon this Agreement or between the Parties shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the first (1st) business day following the date of dispatch if delivered using a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice delivered to their respective addresses set forth below:

(a)	if to the Executive, to:

Mark Wyllie

c/o Flagship Solutions, LLC

980 North Federal Highway, Suite 302 Boca Raton, FL 33432

(b)	if to Flagship, to:

c/o Data Storage Corporation 48 South Service Road, Suite 23

Melville, NY 11747

Attn: Charles M. Piluso, Chief Executive Officer

with copies (which shall not constitute notice) to:

Costaldo Law Group P.C. 30 Wall Street, 8th Floor New York, NY 10005

Attn: Evan J. Costaldo, Esq.

9.                      Section 409A. The Executive and Flagship acknowledge that each of the payments and benefits promised to Executive under this Agreement must either comply with the requirements of Section 409A of the Code (“Section 409A”), and the regulations thereunder or qualify for an exception from compliance. To that end, the Executive and Flagship agree that the severance payments described in Section 4 are intended to be excepted from compliance with Section 409A as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4). In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred to and paid on the later of the date sixty (60) days after the Executive’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of Flagship on the date of his separation from service, the first day of the seventh month following the Executive’s separation from service. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

10.	General Provisions.

(A) THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(b)    The Parties acknowledge the unique nature of services to be provided by the Executive under this Agreement, the high degree of responsibility borne by him and the personal nature of his relationship to Flagship’s business and customers. Therefore, the Parties agree that Executive may not assign this Agreement or any of his rights or responsibilities hereunder without the prior written consent of Flagship. Similarly, Flagship may not assign this Agreement or any of its rights or responsibilities hereunder without the prior written consent of the Executive except to another entity that survives a merger, acquisition or consolidation with Flagship or which otherwise succeeds to all or substantially all of Flagship’s assets or business. Any purported assignment in violation hereof is void.

(c)    The Parties each acknowledge that a breach by the other Party of this Agreement will result in irreparable and continuing damage to the other Party for which the remedies at law will be inadequate, and agrees that, in the event of any breach by the other Party of this Agreement, the non-breaching Party shall be entitled to injunctive relief and to have this Agreement specifically performed, which shall be in addition to, and not in lieu of, any other relief to which such Party shall be entitled.

(d)    This Agreement represents the sole agreement of the Parties concerning the subject matter hereof and supersedes all prior communications, representations and negotiations, whether oral or written, concerning such subject matter.

(e)    This Agreement can only be modified or amended by the written consent of all Parties hereto which states that it constitutes an amendment hereto.

(f)    IN THE EVENT THAT ANY PARTY COMMENCES AN ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR ARISING FROM THIS AGREEMENT, THE PARTIES AGREE TO THE EXCLUSIVE JURISDICTION OF AND VENUE IN THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK, AND WAIVE ANY OBJECTION TO SUCH JURISDICTION OR VENUE. THE PARTIES EACH CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF ANY OF THE COURTS SPECIFIED ABOVE AND AGREE TO ACCEPT SERVICE OF PROCESS TO VEST PERSONAL JURISDICTION OVER THEM IN ANY OF THESE COURTS.

(g)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

(h)    No purported waiver of any provision of this Agreement shall be legally effective unless upon the Party providing such waiver has duly executed and delivered to the other Party a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived. Failure by any Party to pursue remedies or assert rights under this Agreement shall not be construed as waiver of that Party’s rights or remedies, nor shall a Party’s failure to demand strict compliance with the terms and conditions of this Agreement prohibit or estop that Party from insisting upon strict compliance in the future.

(i)    This Agreement shall bind the Parties’ respective heirs, successors, representatives and permitted assigns.

(j)    No Person other than Parties and their respective heirs, successors, representatives and permitted assigns of the parties is a party to, or shall otherwise have any rights with respect to, this Agreement, other than Flagship/Parent Company Affiliates, which shall be express third party beneficiaries of this Agreement.

(k)    The Parties are sophisticated persons and entities who have been represented by counsel of their choosing in connection with drafting of this Agreement and, accordingly, the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. In addition, the Parties agree as follows: (i) the words “hereof”, “hereby” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision; (ii) the words “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”; (iii) unless the context clearly indicates otherwise, the word “or” is not exclusive and is deemed to have the meaning “and/or”; (iv) words using the singular or plural number shall also include the plural or singular number, respectively; (v) the section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement; (vi) the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word; (vii) references to a Person shall include the successors and assigns thereof; and (viii) references made in this Agreement to a Section or Exhibit mean a Section of, or an Exhibit to, this Agreement.

(l)    The Recitals to this Agreement and Exhibits A and B to this Agreement are hereby incorporated by reference in their entirety into and made a part of this Agreement.

(m)    This Agreement may be executed in any number of counterparts and it shall not be necessary for the Parties to execute any of the same counterparts hereof. Counterparts to this Agreement may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Each Party hereby irrevocably waives any objections that it has or may have in the future to the validity and enforceability of any such electronic signature.

11.                 Parent Guaranty. The Parent Company hereby guarantees the performance by Flagship of its obligations under this Agreement.

[Signatures contained on next page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above, to be effective on the Effective Date.

FLAGSHIP:	THE EMPLOYEE:

Flagship Solutions, LLC

By:
Name:	Mark Wyllie
Title:

Solely for Purposes of Sections 1(b), 1(e), 3(c), 3(d), 3(h) and 11:

THE PARENT COMPANY:

Data Storage Corporation

By:

Name: Charles M. Piluso

Title: CEO

EXHIBIT A

CALCULATION OF MANAGEMENT BONUSES

The Executive, as Chief Executive Officer of Flagship, will be entitled to Management Bonuses as set forth below and otherwise on the terms and conditions set forth in this Agreement. The Management Bonuses shall be defined as twenty-five percent (25%) of Flagship’s net income available in free cash flows determined in accordance with GAAP for each calendar quarter during the Term.

Notwithstanding anything to the contrary in this Exhibit A or elsewhere in this Agreement, the Management Bonus calculation shall be subject to an annual “true-up” based on the audited annual financial statements of Flagship for the applicable fiscal year, which shall occur promptly after receipt by Flagship of the applicable audited financial statements from its auditing firm. Flagship shall provide such audited annual financial statements to the Executive, along with the resulting true-up of the Management Bonus amount, if any, promptly after its receipt of such audited annual financial statements from its auditing firm. Any additional Management Bonus amounts determined to be owed by Flagship to the Executive pursuant to the true-up, or excess Management Bonus amounts determined to be owed by the Executive to Flagship pursuant to the true-up (as applicable), will be paid by the applicable Party to the other Party to within thirty (30) days after the applicable audited financial statements have been provided by Flagship to the Executive hereunder.

EXHIBIT B

RELEASE

For and in consideration of the severance payments to be provided to me upon the termination of my employment (the “Applicable Date”) pursuant to the applicable provision of the Employment Agreement (the “Employment Agreement”) between Flagship Solutions, LLC, a Florida limited liability company (“Flagship”), and Mark Wyllie, an individual (the "Executive"), dated as of , 2021, which is being entered into in connection with the Closing under the Agreement and Plan of Merger among Data Storage Corporation, a Nevada corporation (the “Parent Company”), Data Storage FL, LLC, a Florida limited liability company, Flagship and the equityholders of Flagship (as amended from time to time in accordance with its terms, the “Merger Agreement”) (any capitalized terms used but not defined herein have the respective meanings set forth in the Merger Agreement), which severance payments are conditioned on my signing this Release:

I, Mark Wyllie, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge Flagship, the Parent Company and the other Flagship/Parent Company Affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release, in any way resulting from or arising out of my employment by Flagship or any of its affiliates (including, if applicable, the termination of that employment) or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by Flagship or any of its affiliates, each as amended from time to time.

In signing this Release, I acknowledge my understanding that I may not sign it prior to the Applicable Date, but that I may consider the terms of this Release for up to forty-five (45) days from the later of the Applicable Date or the date I receive this Release.

I also acknowledge that I was advised by Flagship and its affiliates to seek the advice of an attorney prior to signing this Release; that I have had sufficient time to consider this Release and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release voluntarily and with a full understanding of its terms. I understand that capitalized terms not defined in this Release have the meaning assigned to them in the Employment Agreement.

I further acknowledge that, in signing this Release, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Employment Agreement. I understand that I may revoke this Release at any time within seven (7) days of the date of my signing by delivering written notice to the person designated under the Employment Agreement to receive notices on behalf of Flagship and that this Release will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Notwithstanding anything in this Release to the contrary, this Release shall not release Flagship from any of the following: (a) any obligations of Flagship that arise out of or in connection with the Employment Agreement and that survive the termination or expiration of the Employment Agreement, including obligations to make any of the payments pursuant to Section 4 of the Employment Agreement or to otherwise pay wages or salary under the Employment Agreement; (b) the payment of any of the vested benefits under the tax-qualified plans and nonqualified plans of Flagship/Parent Company Affiliates; (c) vested rights under any welfare or insurance plan of any Flagship/Parent Company Affiliate, including, but not limited to, COBRA insurance continuation rights with respect to health insurance coverage; (d) the continuing obligations of Flagship/Parent Company Affiliates under any indemnity provisions currently applicable to my service with Flagship/Parent Company Affiliates in any capacity; or (e) any of the respective rights or obligations of myself, Flagship or the Parent Company under the Merger Agreement or any of the other Transaction Documents (as defined therein). I also understand that this Release is not intended to, and does not, release any claims or rights that may not be released as a matter of law and any claims arising out of events that occur after I sign the Release.

Intending to be legally bound, I have signed this Release as of the date written below.

Signature:

Name: Mark Wyllie

Date: